Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 14, 2022 by and between Maquia Investments North America LLC, a Delaware limited liability company, and Guillermo Cruz (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A Common Stock, par value $0.0001 per share, of Maquia Capital Acquisition Corporation. Each Party hereto agrees that the Schedule 13D, dated February 14, 2022, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: February 14, 2022	MAQUIA INVESTMENTS NORTH AMERICA LLC

	By:	/s/ Guillermo Cruz
		Name:	Guillermo Cruz
		Title:	Director

Date: February 14, 2022	/s/ Guillermo Cruz
Guillermo Cruz